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                                                                    EXHIBIT 2.12

                       AMENDMENT NO. 1 TO MERGER AGREEMENT

                  AMENDMENT, dated as of May 20, 1998, by and among Office Centre Corporation, a Delaware corporation, Office Centre Yorba Linda, a Delaware corporation, Office Solutions Business Products and Services, Inc., a California corporation, Robert J. Mairena and Cynthia S. Mairena.

                              W I T N E S S E T H :
                              ---------------------

                  WHEREAS, the parties hereto are parties to that certain merger agreement, dated as of April 10, 1998 (the "Original Agreement"); and

                  WHEREAS, the parties desire to amend the Original Agreement in accordance with the terms set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. EXHIBIT 7.2(b)(i) - ROBERT MAIRENA. Section 3(c) of Exhibit 7.2(b)(i) to the Original Agreement with respect to Robert Mairena is hereby deleted in its entirety and replaced with the following:

                  "Stock options for 75,000 shares (after giving effect to any reverse stock split of the Company's shares of Common Stock), of which 25,000 shall be transferable (subject to federal and state securities laws restrictions), exercisable at the initial public offering price of the Company, for a period of 10 years from the date of grant, which vest ratably over a three year period. To the extent not transferred, the Company will attempt to cause such stock options to be incentive stock options. Other stock options may be granted yearly in the discretion of the Company's Compensation Committee and approved by the Board of Directors of the Company."

                  2. The Original Agreement, as hereby amended, shall remain in full force and effect.

                  3. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.


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                  IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date and year first above written.

                                       OFFICE CENTRE CORPORATION



                                       By:/s/ ROBERT J. GILLON, JR.
                                           -------------------------------------
                                             Robert J. Gillon, Jr.



                                       OFFICE CENTRE YORBA LINDA


                                       By:/s/ ROBERT J. GILLON, JR.
                                          -------------------------------------
                                             Robert J. Gillon, Jr.


                                       OFFICE SOLUTIONS BUSINESS PRODUCTS
                                       AND SERVICES, INC.


                                       By:/s/ ROBERT J. MAIRENA
                                          -------------------------------------
                                             Robert J. Mairena, President



                                          /s/ ROBERT J. MAIRENA
                                          -------------------------------------
                                              Robert J. Mairena



                                          /s CYNTHIA S. MAIRENA
                                          -------------------------------------
                                            Cynthia S. Mairena